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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   PREDECESSOR                       REORGANIZED
                                  ----------------------------------------------     -----------
                                                FOR THE YEARS ENDED SEPTEMBER 30,
                                  --------------------------------------------------------------
                                   2000         2001         2002         2003          2004
                                  -------     --------     --------     --------     -----------
Earnings to fixed charges
  calculation(1)
Income (loss) from continuing
  operations before income
  taxes.........................  $10,021     $(17,133)    $(11,870)    $(31,411)      $ 7,495
Fixed charges...................   44,898       44,380       44,515       48,407        34,392
                                  -------     --------     --------     --------       -------
                                  $54,919     $ 27,247     $ 32,645     $ 16,996       $41,887
                                  =======     ========     ========     ========       =======
Fixed charges:
Interest expense................  $43,949     $ 43,454     $ 43,466     $ 47,445       $33,392
Interest portion of rent
  expense.......................      949          926        1,049          962         1,000
                                  -------     --------     --------     --------       -------
                                  $44,898     $ 44,380     $ 44,515     $ 48,407       $34,392
                                  =======     ========     ========     ========       =======
Ratio of earning to fixed
  charges.......................     1.22          N/A(2)       N/A(2)       N/A(2)       1.22

---------------

(1) For purposes of the computation, the ratio of earnings to fixed charges has been calculated by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges are equal to interest expense plus the portion of the rent expense estimated to represent interest

(2) Earnings were insufficient to cover fixed charges for the years ended September 30, 2001, 2002 and 2003 by $17.1 million, $11.9 million, and $31.4 million, respectively.